Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet
March 31, 2009

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
TABLE OF CONTENTS

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions)

March 31,
ASSETS	2009
Current assets:
Cash and cash equivalents	$2.2
Accounts receivable, trade (net of allowance for doubtful accounts of $2.6)	741.6
Accounts receivable, related parties	10.7
Inventories	52.6
Other	33.4
Total current assets	840.5
Property, plant and equipment, at cost (net of accumulated depreciation of $703.8)	2,517.2
Investments in unconsolidated affiliates	1,244.8
Intangible assets (net of accumulated amortization of $165.1)	202.3
Goodwill	106.6
Other assets	131.3
Total assets	$5,042.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$755.2
Accounts payable, related parties	20.6
Accrued interest	45.7
Other accrued taxes	18.0
Other	14.9
Total current liabilities	854.4
Long-term debt:
Senior notes	1,712.1
Junior subordinated notes	299.6
Other long-term debt	565.6
Total long-term debt	2,577.3
Other liabilities and deferred credits	28.5
Commitments and contingencies
Equity (deficit):
Texas Eastern Products Pipeline Company, LLC member’s equity (deficit):
Member’s equity (deficit)	(112.5)
Accumulated other comprehensive loss	(6.1)
Total Texas Eastern Products Pipeline Company, LLC member’s equity (deficit)	(118.6)
Noncontrolling interest	1,701.1
Total equity (deficit)	1,582.5
Total liabilities and equity (deficit)	$5,042.7

See Notes to Unaudited Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions.

Note 1.  Organization and Basis of Presentation

Organization

Texas Eastern Products Pipeline Company, LLC is a Delaware limited liability company that owns a 2% general partner interest in TEPPCO Partners, L.P. (“TEPPCO”) and acts as the managing general partner of TEPPCO.  We have no independent operations and no material assets outside those of TEPPCO.  TEPPCO is a publicly traded, diversified energy logistics partnership with operations that span much of the continental United States.  Its limited partner units (“Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.”  TEPPCO was formed in March 1990 as a Delaware limited partnership.  TEPPCO operates principally through TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P. (“TCTM”), TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”) and TEPPCO Marine Services, LLC (“TEPPCO Marine Services”).

Our membership interests are owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership controlled by Dan L. Duncan.  Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately-held company also controlled by Dan L. Duncan.  Mr. Duncan and certain of his affiliates, including DFI GP Holdings L.P. (“DFIGP”), Enterprise GP Holdings and Dan Duncan LLC, a privately-held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise Products Partners”) and its affiliates, including Duncan Energy Partners L.P. (“Duncan Energy Partners”).  EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates.  We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 17,073,315 of TEPPCO’s Units.  Our executive officers are employees of EPCO, and most of the other personnel working on behalf of TEPPCO also are employees of EPCO.  Under an amended and restated administrative services agreement (“ASA”), EPCO performs management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

References to “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations.  References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with TEPPCO and its subsidiaries.

We refer to refined products, liquefied petroleum gases (“LPGs”), petrochemicals, crude oil, lubrication oils and specialty chemicals, natural gas liquids (“NGLs”), natural gas, asphalt, heavy fuel oil and other heated oil products, collectively as “petroleum products” or “products.”

Basis of Presentation

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our balance sheet.  This new standard requires, among other things, that noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest). See Note 10 for additional information regarding noncontrolling interests.

The consolidated balance sheet included in this Current Report on Form 8-K reflects the changes required by SFAS 160.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business.  We have no independent operations and no material assets outside those of TEPPCO.  The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few.  The most significant difference is that relating to noncontrolling interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO.

The accompanying unaudited condensed consolidated balance sheet reflects all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of March 31, 2009.  Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to those rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”).   Our unaudited March 31, 2009 balance sheet should be read in conjunction with our audited December 31, 2008 balance sheet filed on TEPPCO’s Current Report on Form 8-K on March 5, 2009 and TEPPCO’s annual report on Form 10-K for the year ended December 31, 2008.  In addition, this financial information should be read in conjunction with TEPPCO’s Form 10-Q for the period ended March 31, 2009.  The Commission file number for TEPPCO’s public filings is 1-10403.

Note 2.  General Accounting Matters

Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our audited December 31, 2008 balance sheet filed on TEPPCO’s Current Report on Form 8-K on March 5, 2009 that will or may affect our future financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.  FSP FAS 157-4, Determining Fair Value When the Volumes and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.  FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.  When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly (entities do not have to incur undue cost and effort in making this determination). The FASB also issued FSP FAS 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments. This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We will adopt these FSPs effective July 1, 2009. We do not expect that this new guidance will have a material impact on our financial statements.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 3.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”).  Such awards were not material to our consolidated balance sheet for the period presented.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  The compensation expense we record related to equity awards is based on an allocation of the total cost of such incentive plans to EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.

1999 Phantom Unit Retention Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees.  A total of 15,800 phantom units were outstanding under the 1999 Plan at March 31, 2009, as 2,800 additional phantom units outstanding at December 31, 2008 under the 1999 Plan were forfeited during the three months ended March 31, 2009.  The 15,800 outstanding phantom unit awards cliff vest as follows: 13,000 in April 2009 and 2,800 in January 2010.  At March 31, 2009, we had an accrued liability balance of $0.4 million for compensation related to the 1999 Plan.

2000 Long Term Incentive Plan

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in our financial performance.  At December 31, 2008, we had an accrued liability balance of $0.2 million for compensation related to the 2000 LTIP.  On December 31, 2008, 11,300 phantom units vested and $0.2 million was paid out to participants in the first quarter of 2009.  There were no remaining phantom units outstanding under the 2000 LTIP at March 31, 2009.

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in our financial performance. At December 31, 2008, we had an accrued liability balance of $0.6 million for compensation related to the 2005 Phantom Unit Plan.  On December 31, 2008, a total of 36,600 phantom units vested and $0.6 million was paid out to participants in the first quarter of 2009. There were no remaining phantom units outstanding under the 2005 Phantom Unit Plan at March 31, 2009.

EPCO 2006 Long-Term Incentive Plan

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to certain employees of EPCO and its affiliates providing services to us.  Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights.  Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP. After giving effect to the issuance or forfeiture of restricted unit awards and option awards through March 31, 2009, a total of 4,388,184 additional TEPPCO Units could be issued under the 2006 LTIP in the future.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Unit options.  The following table presents unit option activity under the 2006 LTIP for the periods indicated:
			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)
Unit Options:
Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	154,000	$20.32
Forfeited	(47,000)	$40.30
Outstanding at March 31, 2009 (2)	462,000	$33.41	4.80

(1)   The total grant date fair value of these awards granted on February 23, 2009 was $0.6 million based upon the following assumptions: (i) expected life of the option of 4.9 years; (ii) risk-free interest rate of 1.8%; (iii) expected distribution yield on TEPPCO’s Units of 12.93%; (iv) estimated forfeiture rate of 17%; and (v) expected unit price volatility on TEPPCO’s Units of 71.79%.
(2)   No unit options were exercisable at March 31, 2009.

At March 31, 2009, the estimated total unrecognized compensation cost related to nonvested unit options granted under the 2006 LTIP was $1.1 million.  We expect to recognize this cost over a weighted average period of 3.43 years in accordance with the ASA.

Restricted units.  The following table presents restricted unit activity under the 2006 LTIP for the periods indicated:
		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit (1)
Restricted Units at December 31, 2008	157,300
Forfeited	(8,100)	$40.31
Restricted Units at March 31, 2009	149,200

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited awards is determined before an allowance for forfeitures.

None of these restricted units vested during the three months ended March 31, 2009.  At March 31, 2009, the estimated total unrecognized compensation cost related to restricted units under the 2006 LTIP was $3.3 million.  We expect to recognize this cost over a weighted average period of 2.55 years in accordance with the ASA.

Phantom units.  At March 31, 2009, a total of 1,647 phantom units were outstanding, which were awarded in 2007 under the 2006 LTIP to three of the then non-executive members of the board of directors. Each participant is entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that TEPPCO paid to its unitholders. Phantom unit awards to non-executive directors are accounted for in a manner similar to SFAS 123(R) liability awards.

UARs.  At March 31, 2009, a total of 401,608 UARs were outstanding, which have been awarded under the 2006 LTIP to non-executive members of the board of directors and to certain employees providing services directly to us.

▪
Non-Executive Members of the Board of Directors.  At March 31, 2009, a total of 95,654 UARs, awarded to non-executive members of the board of directors under the 2006 LTIP, were outstanding at a weighted average exercise price of $41.82 per TEPPCO Unit (66,225 UARs issued in 2007 at an exercise price of $45.30 per TEPPCO Unit to the then three non-executive members of the board of directors and 29,429 UARs issued in 2008 at an exercise price of $33.98 per TEPPCO Unit to a non-executive member of the board of directors in

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

connection with his election to the board).  UARs awarded to non-executive directors are accounted for in a manner similar to SFAS 123(R) liability awards.  Mr. Hutchison, who was a non-executive member of the board of directors at the time of issuance of these UARs (and the phantom units discussed above), became interim executive chairman in March 2009.

▪
Employees.  At March 31, 2009, a total of 305,954 UARs, awarded under the 2006 LTIP to certain employees providing services directly to us, were outstanding at an exercise price of $45.35 per TEPPCO Unit. UARs awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to settle the awards in cash.

Employee Partnerships

In 2008, EPCO formed TEPPCO Unit, L.P. (“TEPPCO Unit I”) and TEPPCO Unit II, L.P. (“TEPPCO Unit II”) (collectively, “Employee Partnerships”) to serve as long-term incentive arrangements for key employees of EPCO by providing them with a “profits interest” in the Employee Partnerships.  At March 31, 2009, there was an estimated $1.6 million and $1.3 million of unrecognized compensation cost related to TEPPCO Unit I and TEPPCO Unit II, respectively.  We will recognize our share of these costs in accordance with the ASA over a weighted average period of 4.52 years.

Note 4.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates and commodity prices.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments.  Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪
Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment – In a fair value hedge, all gains and losses (of both the derivative instrument and the hedged item) are recognized in income during the period of change.

▪
Variable cash flows of a forecasted transaction – In a cash flow hedge, the effective portion of the hedge is reported in other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

On January 1, 2009, we adopted the disclosure requirements of SFAS No. 161, Disclosures About Derivative Financial Instruments and Hedging Activities.  SFAS 161 requires enhanced qualitative and quantitative disclosures regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.  At March 31, 2009, we had no interest rate derivative instruments outstanding.

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.  As cash flow hedges, gains or losses on these instruments are recorded in other comprehensive income and amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt.  During March 2008, we terminated treasury locks having a combined notional value of $600.0 million and recognized an aggregate loss of $23.2 million in other comprehensive income during the first quarter of 2008.  We recognized approximately $3.6 million of this loss in interest expense during the three months ended March 31, 2008 as a result of interest payments hedged under the treasury locks not occurring as forecasted.

Commodity Derivative Instruments

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations.  The price of crude oil is subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with crude oil, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The purpose of such hedging strategy is to either balance our inventory position or to lock in a profit margin.

At March 31, 2009, we had no outstanding commodity derivatives designated as hedging instruments under SFAS 133.  Currently, our commodity derivative instruments do not meet the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.  These financial instruments had a minimal impact on our earnings.  The following table summarizes our outstanding commodity derivative instruments not designated as hedging instruments under SFAS 133 at March 31, 2009:

Accounting
Derivative Purpose	Volume (1)	Treatment
Derivatives not designated as hedging instruments under SFAS 133:
Crude oil risk management activities (2)	2.8 MMBbls	Mark-to-market

(1)  Volumes for derivatives not designated as hedging instruments reflect the absolute value of the derivative notional volumes.  All volumes are classified as current.
(2)   Reflects the use of derivative instruments to manage risks associated with our portfolio of crude oil storage assets.  These commodity derivative instruments have forward positions through June 2009.

For information regarding fair value amounts on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items

The following table provides a balance sheet overview of our derivative assets and liabilities at March 31, 2009:

	Asset Derivatives		Liability Derivatives

Derivatives not designated as hedging instruments under SFAS 133:

	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Commodity derivatives	Other current assets	$1.8	Other current liabilities	$1.1
Total derivatives not
designated as hedging
instruments		$1.8		$1.1

Over the next twelve months, we expect to reclassify $5.9 million of accumulated other comprehensive loss attributable to settled treasury locks to earnings as an increase to interest expense.

Credit-Risk Related Contingent Features in Derivative Instruments

We have no credit-risk related contingent features in any of our derivative instruments.

SFAS 157 – Fair Value Measurements

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at March 31, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 2	Level 3	Total
Financial assets:
Commodity derivative instruments	$1.4	$0.4	$1.8
Total	$1.4	$0.4	$1.8

Financial liabilities:
Commodity derivative instruments	$1.1	$--	$1.1
Total	$1.1	$--	$1.1

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for the three months ended March 31, 2009:

Balance, January 1	$(0.1)
Total gains included in net income	0.4
Purchases, issuances, settlements	0.1
Balance, March 31	$0.4

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position, results of operations or cash flows.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 5.  Inventories

Inventories are valued at the lower of cost (based on weighted average cost method) or market.  The major components of inventories were as follows at March 31, 2009:

Crude oil (1)	$21.5
Refined products and LPGs (2)	10.2
Lubrication oils and specialty chemicals	11.2
Materials and supplies	9.1
NGLs	0.6
Total	$52.6

(1) $21.2 million of our crude oil inventory was subject to forward sales contracts. (2) Refined products and LPGs inventory is managed on a combined basis.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balance were as follows at March 31, 2009:
	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	5-40(4)	$1,926.9
Underground and other storage facilities (2)	5-40(5)	306.4
Transportation equipment (3)	5-10	11.9
Marine vessels	20-30	453.0
Land and right of way		143.9
Construction work in progress		378.9
Total property, plant and equipment		$3,221.0
Less: accumulated depreciation		703.8
Property, plant and equipment, net		$2,517.2

(1)   Plants and pipelines include refined products, LPGs, NGLs, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.
(2)   Underground and other storage facilities include underground product storage caverns, storage tanks and other related assets.
(3)   Transportation equipment includes vehicles and similar assets used in our operations.
(4)   The estimated useful lives of major components of this category are as follows: pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings, 20-40 years; and laboratory and shop equipment, 5-40 years.
(5)   The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years); and storage tanks, 20-30 years.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations or a combination of these factors.  Our ARO liability balance at March 31, 2009 was $1.5 million.  Property, plant and equipment at March 31, 2009 includes $0.7 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 7.  Investments In Unconsolidated Affiliates

We own interests in related businesses that are accounted for using the equity method of accounting.  These investments are identified below by reporting business segment (see Note 11 for a

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

general discussion of our business segments).  The following table presents our investments in unconsolidated affiliates at March 31, 2009:

	Ownership
	Percentage
Downstream Segment:
Centennial Pipeline LLC (“Centennial”)	50.0%	$70.2
Other	25.0%	0.4
Upstream Segment:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	184.1
Texas Offshore Port System (1)	33.3%	34.2
Midstream Segment:
Jonah Gas Gathering Company (“Jonah”)	80.64%	955.9
Total		$1,244.8

(1)   In January 2009, we received a $3.1 million refund of our 2008 contributions to Texas Offshore Port System due to a delay in the timing of the expected project spending. In February and March 2009, we then invested an additional $1.4 million in Texas Offshore Port System. See Note 14 for information regarding our dissociation with this partnership.

Our investments in Centennial, Seaway and Jonah included excess cost amounts totaling $73.1 million at March 31, 2009.  The value assigned to our excess investment in Centennial was created upon its formation, the value assigned to our excess investment in Seaway was created upon acquisition of our ownership interest in Seaway, and the value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s expansion.  We amortize such excess cost as a reduction in equity in earnings of unconsolidated affiliates in a manner similar to depreciation over the life of applicable contracts or assets acquired or constructed.

On a quarterly basis, we monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  As a result of our reviews for the first quarter of 2009, no impairment charges were required.  We have the intent and ability to hold these investments, which are integral to our operations.

Note 8.  Intangible Assets and Goodwill

Intangible Assets

The following table summarizes intangible assets by business segment being amortized at March 31, 2009:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Downstream Segment	$8.0	$(1.3)	$6.7
Upstream Segment	11.5	(3.5)	8.0
Midstream Segment	277.9	(150.8)	127.1
Marine Services Segment	70.0	(9.5)	60.5
Total	$367.4	$(165.1)	$202.3

Goodwill

The following table presents the carrying amount of goodwill by business segment at March 31, 2009:

Downstream Segment	$1.3
Upstream Segment	14.9
Marine Services Segment	90.4
Total	$106.6

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 9.  Debt Obligations

The following table summarizes the principal amounts outstanding under all of our debt instruments at March 31, 2009:

Senior debt obligations: (1)
Revolving Credit Facility, due December 2012 (2)	$565.6
7.625% Senior Notes, due February 2012	500.0
6.125% Senior Notes, due February 2013	200.0
5.90% Senior Notes, due April 2013	250.0
6.65% Senior Notes, due April 2018	350.0
7.55% Senior Notes, due April 2038	400.0
Total principal amount of long-term senior debt obligations	2,265.6
7.000% Junior Subordinated Notes, due June 2067 (1)	300.0
Total principal amount of long-term debt obligations	2,565.6
Adjustment to carrying value associated with hedges of fair value and
unamortized discounts (3)	11.7
Total long-term debt obligations	2,577.3
Total Debt Instruments (3)	$2,577.3

(1)   TE Products, TCTM, TEPPCO Midstream and Val Verde Gas Gathering Company, L.P. have issued full, unconditional, joint and several guarantees of TEPPCO’s senior notes, junior subordinated notes and revolving credit facility (“Revolving Credit Facility”).
(2)   The weighted average interest rate paid on TEPPCO’s variable rate Revolving Credit Facility was 1.13%.
(3)   From time to time TEPPCO enters into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 4). Amount includes $5.1 million of unamortized discounts and $16.8 million related to fair value hedges.

Except for routine fluctuations in TEPPCO’s unsecured Revolving Credit Facility, there have been no material changes in the terms of TEPPCO’s debt obligations since December 31, 2008.

During September 2008, Lehman Brothers Bank, FSB (“Lehman”), which had a 4.05% participation in TEPPCO’s Revolving Credit Facility, stopped funding its commitment following the bankruptcy filing of its parent.  Assuming that future fundings are not received for the Lehman percentage commitment, aggregate available capacity would be reduced by approximately $28.9 million.  At March 31, 2009, TEPPCO’s available borrowing capacity under the Revolving Credit Facility was approximately $355.5 million.

Covenants

TEPPCO was in compliance with the covenants of its long-term debt obligations at March 31, 2009.

Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations.  The following table shows the total debt of Centennial at March 31, 2009 (on a 100% basis) and the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Centennial	50%	$127.4	$7.4	$9.1	$9.0	$8.9	$8.6	$84.4

At March 31, 2009, Centennial’s debt obligations consisted of $127.4 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners (see Note 13).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

There have been no material changes in the terms of the debt obligations of Centennial since December 31, 2008.

Note 10.  Equity (Deficit)

Texas Eastern Products Pipeline Company, LLC Member’s Equity (Deficit)

At March 31, 2009, the Parent Company’s member’s equity (deficit) consisted of its capital account and accumulated other comprehensive loss.

At March 31, 2009, we had a deficit balance of $112.5 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us. The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us.  Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period.  In turn, cash distributions we make to our member during a period may exceed our net income for the period.  TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements).  Cash distributions by us to our member in excess of our net income during previous years resulted in a deficit in the member’s equity account at March 31, 2009.  Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

According to TEPPCO’s partnership agreement, in the event of TEPPCO’s dissolution, after satisfying its liabilities, TEPPCO’s remaining assets would be divided among the limited partners of TEPPCO and us, as general partner, generally in the same proportion as Available Cash but calculated on a cumulative basis over the life of TEPPCO.  If a deficit balance still remains in our equity account after all allocations are made between TEPPCO’s partners, we would not be required to make whole any such deficit.

Noncontrolling Interests

Noncontrolling interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units.  The Parent Company owns a 2% general partner interest in TEPPCO and the incentive distribution rights of TEPPCO.  For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as noncontrolling interest.  Distributions to and contributions from noncontrolling interests represent cash payments and cash contributions, respectively.  At March 31, 2009, TEPPCO had outstanding 104,767,316 Units.

Registration Statements.  TEPPCO has a universal shelf registration statement on file with the SEC that allows it to issue an unlimited amount of debt and equity securities.

TEPPCO also has a registration statement on file with the SEC authorizing the issuance of up to 10,000,000 of its Units in connection with its distribution reinvestment plan (“DRIP”).  A total of 481,281 TEPPCO Units have been issued under this registration statement from inception of the DRIP through March 31, 2009.

In addition, TEPPCO has a registration statement on file related to its employee unit purchase plan (“EUPP”), under which TEPPCO can issue up to 1,000,000 of its Units.  A total of 35,111 TEPPCO Units have been issued to employees under this plan from inception of the EUPP through March 31, 2009.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

During the three months ended March 31, 2009, a total of 70,555 TEPPCO Units were issued in connection with the DRIP and the EUPP.  Total net proceeds received during the three months ended March 31, 2009 from these TEPPCO Unit offerings was $1.6 million.

Accumulated Other Comprehensive Income (Loss)

Our accumulated other comprehensive loss balance consisted of losses of $44.4 million, of which $38.3 million is attributable to noncontrolling interests, related to interest rate and treasury lock derivative instruments at March 31, 2009.

Note 11.  Business Segments

We have four reporting segments:

▪	Our Downstream Segment, which is engaged in the pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;

▪
Our Upstream Segment, which is engaged in the gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services;

▪	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and

▪	Our Marine Services Segment, which is engaged in the marine transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges.

Amounts indicated below as “Other” include the elimination of intersegment related party receivables and investment balances among our reporting segments and assets that we hold that have not been allocated to any of our reporting segments (including such items as corporate furniture and fixtures, vehicles, computer hardware and software, prepaid insurance and unamortized debt issuance costs on debt issued at the TEPPCO level).

The table below includes information by segment, together with reconciliations to our consolidated totals, for March 31, 2009:

	Reportable Segments
				Marine
	Downstream	Upstream	Midstream	Services
	Segment	Segment	Segment	Segment	Other	Consolidated
Segment assets	$1,387.9	$1,482.1	$1,536.0	$647.9	$(11.2)	$5,042.7
Investments in unconsolidated affiliates	61.8	218.3	955.9	--	8.8	1,244.8
Intangible assets, net	6.7	8.0	127.1	60.5	--	202.3
Goodwill	1.3	14.9	--	90.4	--	106.6

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 12.  Related Party Transactions

The following table summarizes related party balances at March 31, 2009:

Accounts receivable, related parties (1)	$10.7
Accounts payable, related parties (2)	20.6

(1)   Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.
(2)   Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates, transportation and other services provided by unconsolidated affiliates, advances from Seaway for operating expenses and $3.9 million related to operational related charges from Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr., the sole owner of Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. (collectively, “Cenac”).

As an affiliate of EPCO and other companies controlled by Mr. Duncan, our transactions and agreements with them are not necessarily on an arm’s length basis.  As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

▪	EPCO and its privately-held subsidiaries;
▪	Enterprise GP Holdings, which owns all of the Parent Company's membership interests;
▪	Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
▪	Duncan Energy Partners, which is controlled by affiliates of EPCO;
▪	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah;
▪	Enterprise Offshore Port System, LLC, which is controlled by affiliates of EPCO and was one of our partners in Texas Offshore Port System; and
▪	the Employee Partnerships, which are controlled by EPCO (see Note 3).

See Note 14 for information regarding our dissociation and that of Enterprise Offshore Port System, LLC from the Texas Offshore Port System partnership in April 2009.

In April 2009, TEPPCO announced a proposal made by Enterprise Products Partners in March 2009 to acquire all of its outstanding partnership interests.  See Note 14 for further information regarding this subsequent event.

Dan L. Duncan directly owns and controls EPCO and, through Dan Duncan LLC, owns and controls EPE Holdings, LLC, the general partner of Enterprise GP Holdings.  Enterprise GP Holdings owns all of our membership interests.  Our principal business activity is to act as managing partner of TEPPCO.  Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its consolidated privately-held subsidiaries and affiliates depend on the cash distributions they receive from the Parent Company and other investments to fund their operations and to meet their debt

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

obligations.  We paid cash distributions of $15.4 million during the three months ended March 31, 2009 to our member.

The ownership interests in us and the limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a privately-held affiliate of EPCO.  All of the membership interests in us and the limited partner interests in TEPPCO owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  If Enterprise GP Holdings were to default under its credit facility, its lender banks could own the Parent Company.

EPCO Administrative Services Agreement.  We have no employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers.  We, TEPPCO, Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings and our respective general partners are among the parties to the ASA.  The Audit, Conflicts and Governance Committee (“ACG Committee”) of each general partner has approved the ASA.

Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us, including compensation of employees (i.e., salaries, medical benefits and retirement benefits) (see Note 1).  Since the vast majority of such expenses are charged to us on an actual basis (i.e., no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

On January 30, 2009, we entered into the Fifth Amended and Restated ASA, which amended the previous ASA to provide for the cash reimbursement to EPCO by us of distributions of cash or securities, if any, made by TEPPCO Unit II to its Class B limited partner, Mr. Jerry Thompson, our chief executive officer and an employee of EPCO.  The Fifth Amended and Restated ASA also extends the term of EPCO’s service obligations from December 2010 to December 2013.

Jonah Joint Venture.  Enterprise Products Partners (through an affiliate) is our joint venture partner in Jonah, the partnership through which we have owned our interest in the system serving the Jonah and Pinedale fields. Through March 31, 2009, we have reimbursed Enterprise Products Partners $308.5 million ($2.0 million in 2009, $44.9 million in 2008, $152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million).  At March 31, 2009, we had a payable to Enterprise Products Partners for costs incurred of $0.2 million.  At March 31, 2009, we had a receivable from Jonah of $8.4 million for operating expenses.  During the three months ended March 31, 2009, we received distributions from Jonah of $38.9 million.  During the three months ended March 31, 2009, Jonah paid distributions of $9.3 million to the affiliate of Enterprise Products Partners that is our joint venture partner.

Ownership of the Parent Company by Enterprise GP Holdings; Relationship with Energy Transfer Equity.  Enterprise GP Holdings owns and controls our 2% general partner interest in TEPPCO and has the right (through its 100% ownership of us) to receive the incentive distribution rights.  Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 17,073,315 of TEPPCO’s Units.

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.  For additional information regarding our unconsolidated affiliates, see Note 7.

See “Jonah Joint Venture” within this Note 12 for a description of ongoing transactions involving our Jonah joint venture with Enterprise Products Partners.

Note 13.  Commitments and Contingencies

Litigation

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana.  The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants.  The former refinery is located near our Bossier City facility.  Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property.  The plaintiffs have pursued certification as a class and their last demand had been approximately $175.0 million. Following a hearing, the trial court ruled that the prerequisites for certifying a class do not exist.  We expect that a final order dismissing the matter is forthcoming.  Accordingly, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants the Parent Company; our Board of Directors; EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan.  TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for TEPPCO’s Units (the “Issuance Proposal”), were unfair to its unitholders and constituted a breach by the defendants of fiduciary duties owed to its unitholders and that the Proxy Statement failed to provide its unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.  The amended complaint further alleges that, since Mr. Duncan acquired control of the Parent Company in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise Products Partners affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction), and the sale by TEPPCO to an Enterprise Products Partners’ affiliate of the Pioneer plant in March 2006.  As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by our Board of Directors.  The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Court of Chancery dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  Pre-trial discovery in this proceeding is underway.  Although we believe there are valid defenses to the claims and we will defend ourselves vigorously, this lawsuit is at an early stage, and in view of the inherent risks and unpredictability of litigation, no assurance can be given as to the outcome of this litigation.

In October 2005, Williams Gas Processing, n/k/a Williams Field Services Company, LLC (“Williams”) notified Jonah that the gas delivered to Williams’ Opal Gas Processing Plant (“Opal Plant”) allegedly failed to conform to quality specifications of the Interconnect and Operator Balancing Agreement (“Interconnect Agreement”) which has allegedly caused damages to the Opal Plant in excess of $28.0 million.  On July 24, 2007, Jonah filed suit against Williams in Harris County, Texas seeking a declaratory order that Jonah was not liable to Williams.  In addition, on August 24, 2007, Williams filed a complaint in the 3rd Judicial District Court of Lincoln County, Wyoming alleging that Jonah was delivering non-conforming gas from its gathering customers in the Jonah system to the Opal Plant, in violation of the Interconnect Agreement.  Jonah denies any liability to Williams.  Discovery is ongoing.

See Note 14 for a subsequent event regarding new litigation involving TEPPCO and Enterprise Products Partners.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our financial statements.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination.  Any or all of this could materially affect our results of operations and cash flows.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment; and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows.  At March 31, 2009, our accrued liability for environmental remediation projects totaled $6.9 million.

In 1999, our Arcadia, Louisiana facility and adjacent terminals were directed by the Remediation Services Division of the Louisiana Department of Environmental Quality (“LDEQ”) to pursue remediation of environmental contamination.  Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility.  This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility.  At March 31, 2009, we have an accrued liability of $0.5 million for remediation costs at our Arcadia facility.  We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

We received a notice of probable violation from the U.S. Department of Transportation on April 25, 2005 for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty.  We responded on June 30, 2005 by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty.  We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

The Federal Energy Regulatory Commission (“FERC”), pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations.  To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC.  In addition, pipelines may not confer any undue preference upon any shipper.  Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates.  The FERC can suspend those tariff rates for up to seven months.  It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful.  The FERC and interested parties can also challenge tariff rates that have become final and effective.  Because of the complexity of rate making, the lawfulness of any rate is never assured.  A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products.  Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods.  These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs.  Changes in the FERC’s approved methodology for approving rates could adversely affect us.  Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation and gas gathering services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer.  Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business.  Our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services or if the states in which we operate adopt policies imposing more onerous regulation on gathering.  Additional rules and legislation pertaining to these matters are considered and adopted from time to time at both state and federal levels.  We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations or revenues.

Contractual Obligations

Scheduled maturities of long-term debt.  With the exception of routine fluctuations in the balance of TEPPCO’s Revolving Credit Facility, there have been no material changes in our scheduled maturities of long-term debt since December 31, 2008.

Operating lease obligations.  There have been no material changes in our operating lease commitments since December 31, 2008.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our purchase obligations since December 31, 2008.

Due to our exit from the Texas Offshore Port System partnership, our capital expenditure commitments decreased by an estimated $68.0 million.  See Note 14 for additional information regarding this subsequent event.

Other

Guarantees.  At March 31, 2009, Centennial’s debt obligations consisted of $127.4 million borrowed under a master shelf loan agreement.  TEPPCO, TE Products, TEPPCO Midstream and TCTM (collectively, the “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any past-due amount under Centennial’s master shelf loan agreement not paid by Centennial.  TEPPCO may be required to provide additional credit support in the form of a letter of credit or pay certain fees if either of its credit ratings from Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. falls below investment grade levels.  If Centennial defaults on its debt obligations, the estimated maximum potential amount of future payments for the TEPPCO Guarantors and Marathon Petroleum Company LLC (“Marathon”) is $63.7 million each at March 31, 2009.  At March 31, 2009, we have a liability of $8.8 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event.  There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each.  As a result of the catastrophic event guarantee, at March 31, 2009, TE Products has a liability of $3.8 million, which is based upon the expected present value of amounts we would have to pay under the guarantee.  If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

Motiva Project.  In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas.  Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates.  The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion or July 1, 2010, whichever comes first.  Through March 31, 2009, we have spent approximately

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

$220.0 million on this construction project.  Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

Texas Offshore Port System.  We, through a subsidiary, owned a one-third interest in the Texas Offshore Port System partnership until April 16, 2009.  We had guaranteed up to approximately $700.0 million of the project costs to be incurred by this partnership.  Upon our dissociation (see Note 14), our obligations under this commitment terminated.

Note 14.  Subsequent Events

TEPPCO Exits Texas Offshore Port System Partnership

On April 21, 2009, we announced that, effective April 16, 2009, our affiliate elected to dissociate, or exit from, the Texas Offshore Port System partnership and forfeit our investment and one-third ownership interest in the partnership.  An affiliate of Enterprise Products Partners also elected to dissociate from the Texas Offshore Port System partnership at the same time.  As a result, we expect to record a non-cash charge of approximately $34.2 million against our earnings for the second quarter of 2009.  The decision to dissociate from the Texas Offshore Port System partnership was in connection with a disagreement with one of our partners, an affiliate of Oiltanking Holding Americas, Inc. (“Oiltanking”).  The total cost of the project had been estimated at $1.8 billion.

In a response to the notices of dissociation, Oiltanking has alleged that the dissociation of our affiliate and Enterprise Products Partners’ affiliate were wrongful and in breach of the Texas Offshore Port System partnership agreement.  We believe that our actions in dissociating from the partnership are permitted by, and in accordance with, the terms of the Texas Offshore Port System partnership agreement and, should the need arise, we intend to vigorously defend such actions.

Discussions with Enterprise Products Partners Regarding Potential Combinations
  and Related Matters

On April 29, 2009, TEPPCO announced that it received a proposal on March 9, 2009 from Enterprise Products Partners to acquire all of its outstanding partnership interests (“the Proposed Merger”).  The proposed consideration for TEPPCO’s Units consisted of 1.043 Enterprise Products Partners common units and $1.00 in cash for each of TEPPCO’s Units.  In order to evaluate the Proposed Merger, our ACG Committee formed a special committee consisting of Donald H. Daigle, Irvin Toole, Jr. and Duke R. Ligon (the “Special Committee”).  After considering Enterprise Products Partners’ proposal with the assistance of its financial and legal advisors, the Special Committee unanimously concluded that it did not support the proposal and advised Enterprise Products Partners of its decision.  The Special Committee informed Enterprise Products Partners that it remained willing to consider a revised proposal.

The Parent Company and general partner of Enterprise Products Partners are owned by Enterprise GP Holdings, which also owns approximately 4.2% and 3.0%, respectively, of the outstanding limited partner units of TEPPCO and Enterprise Products Partners.

We do not intend to comment further on discussions with Enterprise Products Partners unless and until a definitive agreement is reached and we give no assurance that any such agreement will be executed or that any transaction will be approved or consummated.

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Court of Chancery of New Castle County in the State of Delaware, as putative class actions on behalf of other unitholders of TEPPCO,

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

concerning the Proposed Merger.  The complaints name as defendants the Parent Company; Enterprise Products Partners and its general partner, EPCO; Dan L. Duncan; and each of our directors.

The complaints allege, among other things, that the terms of the Proposed Merger are grossly unfair to TEPPCO’s unitholders, that Mr. Duncan and other defendants who control TEPPCO have acted to drive down the price of TEPPCO’s Units and that the Proposed Merger is an attempt to extinguish, without consideration and without adequate information having been provided to TEPPCO’s unitholders to cast a vote with respect to the Proposed Merger, a separate derivative action that previously had been filed in September 2006 by Mr. Brinckerhoff concerning proposals made in TEPPCO’s Proxy Statement and other transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  See Note 13 for additional information regarding this proceeding.  The complaints further allege that the process through which a special committee of our ACG Committee was appointed to consider the Proposed Merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining defendants and all persons acting in concert with them from pursuing the Proposed Merger; (ii) rescinding the Proposed Merger to the extent it is consummated or awarding rescissory damages in respect thereof; (iii) directing defendants to account to plaintiffs and the purported class for all damages suffered or to be suffered by them as a result of defendants’ alleged wrongful conduct; and (iv) awarding plaintiffs costs of the actions, including fees and expenses of their attorneys and experts.